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                                                                    Exhibit 4.29

                              [English Translation]

   SERVICE AGREEMENT FOR SUPPLY, INSTALLATION AND MAINTENANCE OF STEEL TOWERS

This Agreement was entered into on 8 May 2002 in Wuhan, Hubei, the People's Republic of China (hereinafter the "PRC") by and between:

China Mobile (Hong Kong) Limited (hereinafter "PARTY A"),
Address: 60th Floor, The Center, 99 Queen's Road Central, Hong Kong Legal Representative: Wang Xiao-chu

And

Hubei Communications Service Company (hereinafter "PARTY B"),
Address: #10, Jiangxing Road, Jianghan District, Wuhan City, Hubei Province Legal Representative: Meng Da-li

WHEREAS:

1. Party A, a liability limited company incorporated and in good standing under the laws of the Hong Kong SAR, carries out mobile communication and other authorized telecommunication operations in the provinces of Mainland China through a number of its wholly-owned subsidiaries incorporated in Mainland China (hereinafter called the "OPERATING SUBSIDIARIES");

2. Party B, a state-owned company incorporated and in good standing under the laws of the PRC, is specialized in manufacture, sale, installation, and maintenance of communications equipment and other communications related services;

3. In view to facilitate the development of mobile communications operation and expand the service coverage area of its Operating Subsidiaries, Party A will purchase steel towers for communications from Party B and agrees to commission Party B to provide services of supply, installation and maintenance of the steel towers.

4. Party B agrees to supply the steel towers to Party A and its Operating Subsidiaries according to the terms and conditions herein, and provide services of manufacture, installation and maintenance of the steel towers.

         This Agreement was reached by and between Party A and Party B on basis of mutual and equitable benefit, on the following terms and conditions:

ARTICLE 1         SUPPLY TARGET AND SERVICE SPECIFICATIONS

1.1 The supply target under This Agreement means the steel towers (including parts) supplied by Party B.

1.2 The services under This Agreement include manufacture, installation and maintenance of the steel towers supplied by Party B.

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1.3      Whereas all the steel towers purchased by Party A are to be used for operation of its Operating Subsidiaries, Party A will instruct its relevant Operating Subsidiaries to carry out performance under this Agreement (including payment of the steel towers price and relevant services charges) for the benefit of Party B when necessary, and Party B agrees to carry out performance under this Agreement for the benefit of the relevant Operating Subsidiaries (including provision of the services as stipulated herein).

ARTICLE 2         PRICING AND PAYMENT

2.1 The following principles shall apply in the determination of price and service charges for the steel towers:

         (1) Such prevailing State or local government set prices, as amended from time to time, if any, shall apply, or;

         (2) In the absence of State or local government set prices, market prices agreed upon by both parties shall apply.

2.2 The price of the steel towers under this agreement (including manufacture cost and installation expenses of the steel towers and their foundations, hereinafter called the "Total Price") shall be determined according to the principles as mentioned in Article 2.1 by the Operating Subsidiaries specified by Party A and Party B, and shall be paid by the Operating Subsidiaries to Party B according to the following terms of payment:

         (1) The Operating Subsidiaries specified by Party A shall make a payment equivalent to 20% of the total price to Party B, subject to a prepayment notice issued from Party B to this effect, within 15 working days after the Operating Subsidiaries confirms the total price in written form to Party B.

         (2) The Operating Subsidiaries specified by Party A shall make a payment equivalent to 70% of the total price to Party B, within 15 working days after the Operating Subsidiaries have received the steel tower ordered and Party B has completed the installation;

         (3) The Operating Subsidiaries specified by Party A will conduct test and inspection on the steel towers after completion of the installation by Party B, and if satisfactory, issue an inspection certificate countersigned by Party B; the Operating Subsidiaries specified by Party A shall make a payment equivalent to 5% of the total price to Party B within 15 working days after issuance of the inspection certificate; the remainder 5% shall be payable by the Operating Subsidiaries specified by Party A to Party B one year after the date of issuance of the inspection certificate, on condition that the steel towers are maintained in good working conditions.

2.3 The steel tower maintenance charges per year under this agreement shall be a sum equivalent to 1.2% of the total price as determined under
         Article 2.2; the

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         first year maintenance charge of a particular steel tower shall be calculated based on of the actual number of days from the date of issuance of the inspection certificate under the prior 2.2 (3) to the December 31st of the then current year.

2.4      The terms of payment for maintenance service charges is as following:

         (1) The Operating Subsidiaries specified by Party A shall prepay to Party B the tower maintenance charge for first half year and second half year each year by January 15th and July 15th, respectively.

         (2) The sum of prepayment due of the tower maintenance charge shall be checked and verified by the Operating Subsidiaries specified by Party A and Party B before December 15 the previous year and June 15 the current year, respectively, then a prepayment bill of the tower maintenance charge shall be sent to the other party. In case of discrepancy, non-discrepancy sum shall be paid under Article 2.4(1), and payment of the remaining sum in discrepancy shall not be made until the sum is verified and accepted by both parties.

         (3) The settlement of payment of the tower maintenance charge for the first half year and second half year shall be checked by the Operating Subsidiaries specified by Party A and Party B before February 15th and August 15th each year, respectively.

2.5 In case of arrears in payment by the Operating Subsidiaries specified by Party A, a daily arrear penalty equivalent to 0.3% of the arrears shall be paid to Party B.

2.6 Party B shall issue a commercial invoice timely to the Operating Subsidiaries specified by Party A after receipt of any payment as mentioned above.

ARTICLE 3         WARRANTY

3.1 Party B warrants that the steel towers manufactured, supplied and installed by Party B can meet the specifications requirements of Party A (or its Operating Subsidiaries) and the proper operation and safety requirements.

3.2 Party B shall have dedicated department dealing with failure report of Party A and carry out repair/restoration after Party B finds the failure or receives the failure report from Party A without delay. The relevant maintenance procedures shall apply to the time limit as of repair/restoration.

3.3 Test and inspection shall be conducted on communications equipment by both parties before maintenance service commences in order to verify the quality condition of the steel towers and keep records.

3.4 Party B shall supply relevant information, document, and spare parts together with the steel towers to Party A.

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3.5      Party B shall maintain the steel towers according to relevant maintenance procedures in order to ensure service quality meets relevant standards and requirements and keep the steel towers in proper operation conditions, and shall provide Party A with relevant reports and data within time limit as reasonably required by Party A without delay.

3.6 In the case the service quality of Party B is not up to relevant standards and requirements or the steel tower can not be kept in good operation conditions to such extent that failure time accumulates to 24 hours in half a year or more than 5 failures lasting at least 4 hours occurred, the maintenance charge for the half year shall be deducted by 5%; if accumulated failure time reaches 72 hours in any half year period, or more than 3 failures lasting at least 12 hours per occurrence, the maintenance charge for the half year shall be exempted.

3.7 Party B may commission a third party to provide the services of supply, installation, and maintenance under this agreement, subject to Party A's prior written consent.

3.8 For any damage to the steel towers caused by improper construction, maintenance or management of Party B or the third party as commissioned under the Article 3.7, Party B shall be liable for all the damages or shall urge the third party commissioned to be liable for all damages.

3.9 Party A may inspect, regularly or irregularly, the manufacturing, installation progress and maintenance quality of the steel towers.

3.10 Party A shall assist Party B with the maintenance service when necessary.

ARTICLE 4         TERM AND TERMINATION

4.1 This Agreement enters into force on and from the day when this Agreement is signed by the legal or authorized representatives of both parties and remains valid until December 31st, 2002, except the provisions herein stipulate otherwise.

4.2 This agreement shall be extended for another year without limitation on number of extensions, until either party gives a written notice three months before expiry of this agreement to terminate this agreement.

4.3 Party A may terminate this agreement from time to time if any one of the following conditions is not met. When this agreement is terminated, except otherwise the prior rights and liabilities of both parties existed before, no other rights or liabilities shall be entitled to or binding on both parties:

         (1) Party B obtained waiver from the Stock Exchange of Hong Kong Limited (hereinafter the "SEHK") on connected transactions, regardless so identified according to the Listing rules of HK United Exchange; and

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         (2)      Transactions, if applicable, are approved by independent
                  shareholder(s) of Party A, which has no interest therein according to the Listing rules of the SEHK.

ARTICLE 5         CONFIDENTIALITY

5.1 Except where the laws shall apply or the regulatory authority may require otherwise, neither party may provide or divulge to any other company, enterprise, organization or individual of any part or all of information herein or any information concerning operations of the other party, without prior written consent of the other party, which shall be given without undue delay or unreasonably refused.

ARTICLE 6         BREACH

6.1 Default of any provision herein by either party shall be deemed a breach of this agreement. Upon receipt of a written notice of breach from one party, the other party, upon confirming the existence of breach, shall give notice of correction to the first party within 15 days; if the defaulting party fails to make correction or give no written explanation, the other party may choose to terminate this agreement, subject to a give written notice to the other party, and the defaulting party shall compensate the damages caused to the other party; if the other party finds no breaching action, both parties shall settle the matter thus arising by conciliation. In case of failure, the relevant dispute settlement provisions herein shall apply.

6.2 Both parties agree that should Party A instruct its Operating Subsidiaries to carry out specific performance under this Agreement for the benefit of Party B, the Operating Subsidiaries specified by Party A, as far as the performance is concerned, shall have the same rights and liabilities as the Party A has under this agreement, including but not limited to claiming damages from Party B or compensating damages to Party B under prior 6.1 section.

ARTICLE 7         FORCE MAJEURE

7.1 If any unpredictable force majeure event, which occurrence and consequence are unavoidable, and uncontrollable, prevents either party from performing their obligations hereunder, this affected party shall give prompt notice to the other party, and shall, within 15 days, present detailed information and a certified statement indicating the grounds for non-performance, partial performance, or delayed performance due to this event. Depending on the extent to which the performance may be affected due to force majeure event, termination of the performance, or partial discharged or delayed performance concerned may be determined by both parties through negotiation.

ARTICLE 8         TRANSFER

8.1 Except the provisions herein stipulate otherwise, neither parity may transfer any right or liability hereunder, without the prior written consent of the other

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         party.

ARTICLE 9         NOTICE

9.1 Any notice hereof shall be made in writing, and a notice may be delivered by hand or sent by means of facsimile or post. For the first case, it shall be deemed as delivered upon handover; for facsimile communication, when the facsimile machine sending the message shows sending is OK it shall be deemed delivered; for post service, it shall be deemed delivered on the 5th working day (exclusive compulsory holiday) after sending out. Any notice is effective once it is delivered.

ARTICLE 10        APPLICABLE LAWS AND DISPUTE SETTLEMENT

10.1 This Agreement shall be governed by, and interpreted and executed according to the laws of the PRC. For the purpose of This Agreement, the PRC does not include Hong Kong SAR, Macao SAR, and Taiwan.

10.2 Any dispute arising from validity, interpretation or performance of This Agreement between both parties shall be settled through friendly conciliation. Should the conciliation fail within 30 days after the dispute, both parties agree to submit it to China International Economic and Trade Arbitration Commission for arbitration according to applicable arbitration rules of the commission. The arbitration award is final and binding on both parties. Except the matter under arbitration, all the remaining parts of This Agreement remain valid and effective during the arbitration.

ARTICLE 11        SUPPLEMENTARY PROVISIONS

11.1 This Agreement is severable, any provision herein, if invalid or unenforceable, does not affect the validity and enforcement of the remaining provisions herein.

11.2 No alteration or amendment to this agreement may be made without written confirmation of both parties; for any matter silent herein, both parties may sign supplementary agreement.

11.3 This Agreement is made in Chinese. The four counterparts of the same effect and force are equally held by both parties.

China Mobile (Hong Kong) Limited
Legal/authorized Representative (signed): /s/ LI Zhenqun
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Hubei Communications Service Company
Legal/authorized Representative (signed): /s/ MAO Xinping
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